EXHIBIT 10.19

TERRA MINING CORPORATION AND SUBSIDIARY

Consolidated Financial Statement
October 31, 2010

1-26-2011

TERRA MINING CORPORATION AND SUBSIDIARY

TABLE OF CONTENTS
Page Number

FINANCIAL INFORMATION

Financial Statements

Consolidated Balance Sheet as of October 31, 2010	2

Consolidated Statements of Operations for the period of inception from March 25, 2010 to October 31, 2010	3

Consolidated Statement of Stockholder’s Deficit for the period of inception from March 25, 2010 to October 31, 2010	4

Consolidated Statements of Cash Flows for the period of inception from March 25, 2010 to October 31, 2010	5

Notes to the Consolidated Financial Statements.	6 - 14

TERRA MINING CORPORATION AND SUBSIDIARY
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEET

October 31,
2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$512,006
Prepaid expense	2,500
Total Current Assets	514,506

OTHER ASSETS:
Contractual right	150,000
Mining claims	11,275
Total Other Assets	161,275

TOTAL ASSETS	$675,781

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$9,500
Accounts payable - related party	61,728
Accrued liabilities	80,000
Accrued interest	12,369
Demand promissory notes	150,000
TOTAL CURRENT LIABILITIES	313,597

LONG TERM LIABILITIES:
Derivative liability - warrants	4,200
Convertible debentures	625,000
TOTAL LONG TERM LIABILITIES	629,200

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' DEFICIT:

Common stock, 16,000,002 issued and outstanding	228,002
Accumulated deficit during exploration stage	(495,018)
TOTAL STOCKHOLDERS' DEFICIT	(267,016)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$675,781

TERRA MINING CORPORATION AND SUBSIDIARY
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
Period of
Inception from
March 25, 2010
to October 31,
2010

REVENUES	$-

EXPENSES:
Exploration expense	160,950
General and administrative	44,261
Officers and directors compensation	100,000
Legal and professional	87,248
Option fee	50,000
Total Expenses	442,459

OPERATING LOSS	(442,459)

OTHER INCOME (EXPENSE):
Interest income	10
Interest expense	(12,369)
Financing expense	(40,200)
Total Other Expense	(52,559)

LOSS BEFORE INCOME TAXES	(495,018)

INCOME TAXES	-
NET LOSS	$(495,018)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.04)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	13,159,093

TERRA MINING CORPORATION AND SUBSIDIARY
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

	Common Stock
	Number		Accumulated	Total
	of Shares	Amount	Deficit	Stockholders' Deficit

Common stock issued as founders shares	11,000,002	$11,002	$-	$11,002

Common stock issued in share exchange and assignment	5,000,000	217,000	-	217,000

Net loss for the period of inception from March 25, 2010 to October 31, 2010	-	-	(495,018)	(495,018)

Balance as of October 31, 2010	16,000,002	$228,002	$(495,018)	$(267,016)

TERRA MINING CORPORATION AND SUBSIDIARY
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS

Period of
Inception from
March 25, 2010
to October 31,
2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(495,018)
Adjustments to reconcile net loss to net cash used by operating activities:
Warrants issued for financing fees	4,200
Stock issued for services and expenses	44,002
Changes in assets and liabilities:
Prepaid expense	(2,500)
Accounts payable	71,228
Accrued interest	12,369
Accrued liabilities	80,000
Net cash used by operating activities	(285,719)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for mining claims	(11,275)
Net cash used by investing activities	(11,275)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible debentures	625,000
Common stock issued for cash	34,000
Proceeds from demand promissory notes	150,000
Net cash provided by financing activities	809,000

NET INCREASE IN CASH	512,006

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$512,006

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-
Income taxes paid	$-

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common stock issued to acquire contractual right	$150,000

TERRA MINING CORPORATION
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

Terra Mining Corporation (“TMC”) was incorporated in British Columbia, on March 25, 2010 and is engaged in the acquisition, exploration and development of mining properties in the United States. Terra Mining Corporation has a wholly owned subsidiary, Terra Gold Corporation (“TGC”) that was incorporated in Alaska, on March 2, 2010 to manage operational activity in Alaska on the Terra Project.

TGC was acquired from American Mining Corporation (“AMC”) on May 17, 2010 by assignment of all 10,000 shares of TGC stock owned by AMC as part of the Share Exchange and Assignment Agreement between AMC and TMC. The shares of TGC stock have a nominal value. Our Chief Executive Officer served as President and a Director in February and March 2010 and our Chief Operating Officer served as Chief Operating Officer and a Director in March 2010 of AMC.

The Company is an exploration stage company, and its activities have been limited to exploring and acquiring rights to explore, develop and mine properties and that may be suitable for development into metal mines. The Company’s year-end is October 31.

Additional information can be found at www.terraminingcorp.com.

Going Concern
As shown in the accompanying financial statements, the Company had an accumulated deficit incurred through October 31, 2010.  The Company has relied primarily on small private sales of its common stock or loans from its officers and directors to fund the Company to date. The Company will continue to seek capital from outside sources through sales of common stock or loans from its officers, directors, or outside investors in order to remain in business and fund its intended operations.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

An estimated $1,100,000 is necessary to continue operations and fund minimum operations through the next fiscal year.  This estimated amount is for salaries of its officers, professional fees, land payments as well as claim maintenance fees, and work programs on it properties. Management intends to seek new capital from new equity securities issuances to provide funds needed to increase liquidity, fund internal growth, and fully implement its business plan. If the Company is successful in raising substantial new capital, it will implement a much more aggressive exploration program on its properties to further evaluate the mineral potential of the claims.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

This summary of significant accounting policies of TMC is presented to assist in understanding the Company’s consolidated financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

TERRA MINING CORPORATION
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS

Principles of Consolidation
These consolidated financial statements include our consolidated financial position, results of operations, and cash flows. All material intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Foreign Currency Translation
The consolidated financial statements are presented in US dollars, which is the parent company’s and its subsidiary’s functional currency and the Company’s presentation currency. Transactions in foreign currencies are initially recorded in the functional currency at the rate in effect at the date of the transaction.  Monetary assets and liabilities denominated in foreign currencies are retranslated at the spot rate of exchange in effect at the reporting date. All differences are taken to the consolidated statement of operations and comprehensive loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the initial transaction.

Cash and Cash Equivalents
The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.  As of October 31, 2010, the Company had uninsured amounts held in one bank of approximately $204,000.

Mineral Properties
Costs of acquiring mineral properties are capitalized by project area upon purchase of the associated claims. Costs to maintain the mineral rights and leases are expensed as incurred.  When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves.

Mineral properties are periodically assessed for impairment of value and any diminution in value.

Mine and Road Access-
The Company has access to the camp by airplane. There is no road access from camp to the project area where drilling and bulk sampling mining occurs. It is approximately 1 1/2 miles from camp to the project area.  Power generation is by diesel generator at the camp. Fuel is brought in for the generators by a cargo plane to the airstrip.

Long-Lived Assets
The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.  As of, October 31, 2010, there are no impairments recognized.

Fair Value of Financial Instruments
The Company has adopted FASB Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements”, for assets and liabilities measured at fair value on a recurring basis. Topic 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, Topic 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

TERRA MINING CORPORATION
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:
Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions. Determining which category an asset or liability falls within the hierarchy requires significant judgment.   The Company evaluates its hierarchy disclosures each quarter.

Assets and liabilities measured at fair value on a recurring basis are summarized as follows:

				Carying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	October 31, 2010

Liabilities:
Derivatice Instruments - Warrants	$-	$-	$4,200	$4,200

Total	$-	$-	$4,200	$4,200

All cash and cash equivalents include money market securities and commercial paper that are considered to be highly liquid and easily tradable as of October 31, 2010. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within our fair value hierarchy.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expense, accounts payable, accrued liabilities, accrued interest and demand promissory notes approximate their fair values because of the short maturity of these instruments. The Company’s convertible debentures approximate the fair value of such instrument based upon management’s best estimate of interest rates that would be available to the Company for a similar financial arrangement at October 31, 2010.

In addition, Topic 820 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

Alaska Reclamation and Remediation Liabilities
TMC operates in Alaska. Reclamation works in Alaska require a pool of funds from all permittees with exploration and mining projects to cover reclamation. There is a $750 per acre disturbance reclamation bond that is required for disturbance of 5 acres or more and/or removal of more the 50,000 cubic yards of material. In year one, TMC does not expect to exceed the minimum requirements and is not expected to be required to file a reclamation bond. As the project advances and feasibility justifies expansion, TMC may exceed the minimums outlined and may be required to file a reclamation plan and bond.

The Company expects to record reclamation bond as a liability in the period in which the Company is required to pay a reclamation bond. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement of the asset retirement obligation, the liability will be adjusted at the end of each reporting period to reflect changes in reclamation bond.

TERRA MINING CORPORATION
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS

Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred.  Significant property acquisition payments for active exploration properties are capitalized.  If no minable ore body is discovered, previously capitalized costs are expensed in the period the property is abandoned.  Expenditures to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and amortized on a unit of production basis over proven and probable reserves.

Should a property be abandoned, its capitalized costs are charged to operations.  The Company charges to operations the allocable portion of capitalized costs attributable to properties sold.  Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Provision for Income Taxes
Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition.  Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.  A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by ASC 740-10-25-5.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

Net Loss Per Share
Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. As of October 31, 2010, the Company had warrants for the purchase of 300,000 common shares which were considered but were not included in the computation of loss per share at October 31, 2010 because they would have been anti-dilutive.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

TERRA MINING CORPORATION
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS

Recent Accounting Pronouncements

Recent accounting pronouncements applicable to us are summarized below.

In April 2010,  the FASB issued  Accounting  Standard  Update  ("ASU")  2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based  Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted.  The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial  position,  results of operations  or cash flows of the  Company. In March 2010, the FASB issued ASU No.2010-11, which is included in the Certification under ASC 815. This update clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements.  Only an embedded credit derivative that is related to the subordination of one financial instrument to another qualifies for the exemption.  This guidance became effective for the Company's interim and annual reporting periods beginning January 1, 2010.  The adoption of this guidance did not have a material impact on the Company's financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

NOTE 3 – AGREEMENTS

TMC can acquire a controlling interest in a high-grade gold vein system in the resource definition phase of project development gold with an inferred gold resource of 168,000 ounces. The critical agreements are detailed below.

Share Exchange and Assignment Agreement

On May 17, 2010, TMC entered into a Share Exchange and Assignment Agreement with AMC, a Company that our Chief Executive Officer served as President and a Director in February and March 2010 and our Chief Operating Officer served as Chief Operating Officer and a Director in March 2010.

Under the terms of the agreement TMC issued 5,000,000 shares of common stock to AMC for the outstanding shares in the capital of TGC and was assigned a Letter of Intent (“LOI”) on the Terra Project in Alaska, to which AMC was a party.

The LOI was independently valued by RWE Growth Partners Business Valuaters at $150,000 after conducting a Business Valuation and Fairness Opinion for the assignment of the LOI from AMC to TMC.

Exploration, Development and Mine Operating Agreement

On September 15, 2010, TMC, TGC and Raven Gold Alaska, Inc. (“Raven”) signed an Exploration, Development and Mine Operating Agreement (“JV Agreement”). The JV Agreement has a term of twenty years, which can continue longer as long as products are produced on a continuous basis and thereafter until all materials, equipment and infrastructure are salvaged and disposed of, environmental compliance is completed and accepted and the parties have completed a final accounting. The JV Agreement defines terms and conditions where TMC and TGC earns a 51% interest with the following payments and stock issuances-

TERRA MINING CORPORATION
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS

Pay the following options payments-

Payment of $10,000 with the signing of the Letter of Intent in February 2010.
Payment of $40,000 with the signing of the JV Agreement.
Payment of $100,000 on or before December 31, 2011.
Payment of $150,000 on or before December 31, 2012.

Provide the following project funding-
Payment of $1 million in project expenses on or before December 31, 2011, including $100,000 to Raven.
Payment of $2.5 million in additional project expenses on or before December 31, 2012, including $100,000 to Raven.
Payment of $2.5 million in additional project expenses on or before December 31, 2013.

Issue the following common stock, which is subject to a two year trading restriction, upon the completion of a reverse merger-
Issue 250,000 shares of common stock no later than one year after the closing of the reverse merger.
Issue 250,000 shares of common stock on or before December 31, 2011 and December 31, 2012.

TMC and TGC then can increase its interest to 80% in the project with the following payments and stock issuances-
Payment of $150,000 on or before December 31, 2013.
Payment of $3.05 million in additional project expenses on or before December 31, 2014.
Issue 250,000 shares of common stock on or before December 31, 2014.

The failure to operate in accordance with the JV Agreement could result in our ownership being reduced or the JV Agreement being terminated.

As of October 31, 2010, the $50,000 due with the signing of the Letter of Intent in February 2010 and the signing of JV Agreement was paid. As of October 31, 2010, TMC incurred $164,722 of project expenses.

NOTE 4 – DEMAND PROMISSORY NOTES

On August 5, 2010, the Company issued Demand Promissory Notes (“Notes”) to West Mountain Index Advisor, Inc. (“WMTN”) totaling $50,000 and BOCO Investments, LLC (“BOCO”) totaling $100,000.   The Notes include interest of 15% per annum and are payable on November 3, 2011. The Notes are secured by the assets of the Company. If the notes should become default, they include additional interest of 29% per annum, compounded annually, above the rate that would otherwise be in effect.  As of October 31, 2010, $150,000 was outstanding and $4,999 in interest expense was accrued.

On January 12, 2011, the Company entered into Forbearance Agreements with WMTN and BOCO. Under the terms of the Forbearance Agreements, the Company, WMTN and BOCO agreed to not exercise their rights under the Notes until the earlier of February 2, 2011, the date of an event of default occurs under the Notes or the date the Company fails to comply with the terms and conditions of the Forbearance Agreement.

In addition, the Company issued warrants to acquire 300,000 shares of common stock to the lenders. See Note 7 for additional details.

NOTE 5 – CONVERTIBLE DEBENTURES

During September and October, 2010, the Company issued interest bearing non-secured Convertible Debenture Notes (“Debenture Notes”) totaling $625,000. During November 2010, an additional Debenture Note was issued for $5,000, increasing the total to $630,000.The Debenture Notes have a term of three years and include interest of 12% per year.  The outstanding principal and interest are convertible at a rate of $0.0125.  The Company accrued $7,369 in interest expense as of October 31, 2010.

TERRA MINING CORPORATION
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS

NOTE 6 – CAPITAL STOCK

The Company is authorized to issue an unlimited number of shares of common stock with no par value.  All shares have equal voting rights, are non-assessable and have one vote per share.  Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

During the period from inception of March 25, 2010 to October 31, 2010, the Company issued 5,000,000 shares of its common stock for contractual rights valued at $150,000, services valued at $44,000 and cash of $23,000. In addition the Company issued 11,000,002 shares of its common stock for $11,002 in cash, to the Company’s founders $.

NOTE 7 – DERIVATIVE LIABILITIY - WARRANTS

On August 5, 2010, the Company issued warrants to acquire 300,000 shares of common stock in connection with Demand Promissory Notes. The warrants are exercisable at $.001 per share and expire on August 4, 2015. These warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.

These Warrants were issued with a down-round provision whereby the exercise price would be adjusted downward in the event that, during additional shares of the Company’s common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued at a price less than the exercise price. Therefore, according to the guidance provided in FASB ASC 815-40-15-5 through 815-40-15-8, which was adopted by the Company on March 25, 2010, the Company accounted for these warrants as derivative liabilities. All changes in the fair value of these warrants were recognized in the consolidated statements of operations until they are exercised or expire or otherwise extinguished.

The fair value of the warrants as of October 31, 2010 was estimated at $4,200 using the Black Scholes Option Price Calculation. The following assumptions were made to value the warrants: price of $.014 per share, risk free interest rate of 1.17%; expected life of 4.75 years; expected volatility of 132.83%; with no dividends expected to be paid. The risk-free rate of return reflects the interest rate for United States Treasury Note with similar time-to-maturity to that of the warrants.

The Company’s common stock is not publicly traded therefore, the fair value of the Company’s common stock as of August 5, 2010 and October 31, 2010 has not been determined based on market price.  As the Company’s stock is not publicly traded, historical volatility information is limited and considered not representative of the expected volatility. In accordance with ASC 718-10-30-2 (formerly SFAS No. 123R, “Accounting for Stock-Based Compensation”), the Company identified similar public entities for which share and option price information was available, and considered the historical volatilities of those public entities’ share prices in calculating the expected volatility appropriate to the Company (i.e. the calculated value).

The risk-free rate of return reflects the interest rate for United States Treasury Note with similar time-to-maturity to that of the warrants.

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company received a non-interest bearing, unsecured loan from an officer on June 14, 2010 totaling $3,600. The Company used the proceeds for general working capital.  The $3,600 was paid as of October 31, 2010.

Accounts payable includes related party payables of $61,728 to Minex Exploration, a party affiliated with an officer.

On May 17, 2010, TMC entered into a Share Exchange and Assignment Agreement with AMC, a company that our Chief Executive Officer served as President and a Director in February and March 2010 and our Chief Operating Officer served as Chief Operating Officer and a Director in March 2010. (See Note 3).

TERRA MINING CORPORATION
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Employment Agreements

On October 1, 2010, the Company signed an Employment Agreement with Gregory Schifrin (“Schifrin Agreement”). Under the terms of the Schifrin Agreement, Mr. Schifrin was appointed Chief Executive Officer for an indefinite period at a salary of $120,000 per year. Mr. Schifrin is eligible for annual bonuses and incentive plans as determined by the Company’s Compensation Committee. Mr. Schifrin received a $10,000 bonus for entering into the Schifrin Agreement and is eligible for employee benefit programs, including 4 weeks vacation per year, medical benefits and $500 per day spent on the Company’s project sites. Mr. Schifrin may resign with 60 days notice. If Mr. Schifrin is terminated without cause, including a change in control (after six months), he is to receive in a lump sum, two times his annual salary, two times his targeted annual bonus, two times his last year’s bonus and any accrued vacation.

On October 1, 2010, the Company signed an Employment Agreement with James Baughman (“Baughman Agreement”). Under the terms of the Baughman Agreement, Mr. Baughman was appointed Chief Operations Officer for an indefinite period at a salary of $120,000 per year. Mr. Baughman is eligible for annual bonuses and incentive plans as determined by the Company’s Compensation Committee. Mr. Baughman received a $10,000 bonus for entering into the Schifrin Agreement and is eligible for employee benefit programs, including 4 weeks vacation per year, medical benefits and $500 per day spent on the Company’s project sites. Mr. Baughman may resign with 60 days notice. If Mr. Baughman is terminated without cause, including a change in control (after six months), he is to receive in a lump sum, two times his annual salary, two times his targeted annual bonus, two times his last year’s bonus and any accrued vacation.

On December 9, 2010, the Company signed a Letter of Understanding with Mark Scott (“Scott Agreement”). Under the terms of the Scott Agreement, Mr. Scott agreed to consult on the TMC reorganization and complete the filing of certain SEC filings during the period ending April 8, 2011.  Mr. Scott will receive $4,000 per month in cash and receive 6,000 shares of common stock. The terms of his appointment as CFO are to be finalized at the conclusion of the Scott Agreement.

Leases

On October 22, 2010, the Company entered into a Commercial Lease Agreement (“Lease”) with 2186 South Holly LLC for the rent of 460 square feet of office space. The Lease provides for a monthly rent of $560 per month for the period November 1, 2010 through October 31, 2011. There was no rent expense from the period of inception to October 31, 2010. A security deposit of $513 was previously paid by James Baughman.

NOTE 10 – INCOME TAXES

The Company has incurred losses since inception, which have generated net operating loss carryforwards.  The net operating loss carryforwards arise from both United States and Canadian sources.  Pretax losses arising from domestic operations (United States) were $282,818 for the period of inceptions from March 25, 2010 to October 31, 2010.  Pretax losses arising from foreign operations (Canada) were $212,200, for the period of inceptions from March 25, 2010 to October 31, 2010.  As of October 31, 2010, the Company has net operating loss carryforwards in Terra Mining Corporation of approximately $282,818, which expire 2030, in Terra Gold Corporation of approximately $212,200, which expire in 2030.

For the period ended October 31, 2010, the Company’s effective tax rate differs from the federal statutory rate principally due to net operating losses.

TERRA MINING CORPORATION
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS

The principal components of the Company’s deferred tax assets at October 31, 2010 are as follows:

U.S. operations loss carry forward at statutory rate of 34%	$96,158
Non-U.S. operations loss carry forward at statutory rate of 20.5%	43,501
Total	139,659
Less Valuation Allowance	(139,659)
Net Deferred Tax Assets	-
Change in Valuation allowance	$(139,659)

A reconciliation of the United States Federal Statutory rate to the Company’s effective tax rate for the period ended October 31, 2010 is as follows:

2010
Federal Statutory Rate	-34.0%
Increase in Income Taxes Resulting from:
Change in Valuation allowance	34.0%
Effective Tax Rate	0%

NOTE 11 - SUBSEQUENT EVENTS

The Company evaluated subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements were available to be issued.

On December 22, 2010, the Company issued a Demand Promissory Note (“Promissory Note”) to BOCO in the amount of $400,000.  The note bears no interest except in the event of default.  The default interest rate is 29 % per annum, compounded annually.  The Promissory Note is collateralized by the assets of the Company and shares of a Company affiliated with an Officer of the Company. The Promissory Note is due on March 22, 2011. In connection with this Promissory Note, the Company issued a warrant to acquire 800,000 shares of common stock to BOCO. The warrant is exercisable at $.001 per share and expires on December 22, 2015.

The fair value of the warrants as of December 22, 2010 was estimated at $11,400 using the Black Scholes Option Price Calculation. The following assumptions were made to value the warrants: price of $.014 per share; risk free interest rate of 2.02%; expected life of 5 years; expected volatility of 118.95%; with no dividends expected to be paid. The risk-free rate of return reflects the interest rate for United States Treasury Note with similar time-to-maturity to that of the warrants.